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                                                                    EXHIBIT 5.1


                                  May 31, 2002


Cingular Wireless LLC,
  5565 Glenridge Connector,
    Atlanta, Georgia  30342.

Ladies and Gentlemen:

                  In connection with the registration under the Securities Act of 1933 (the "Act") of $500,000,000 principal amount of 5.625% Senior Notes Due 2006 (the "2006 Notes"), $750,000,000 principal amount of 6.50% Senior Notes Due 2011 (the "2011 Notes") and $750,000,000 principal amount of 7.125% Senior Notes Due 2031 (the "2031 Notes" and, together with the 2006 Notes and 2011 Notes, the "Securities") of Cingular Wireless LLC, a Delaware limited liability company (the "Company"), to be issued in exchange for the Company's outstanding 5.625% Senior Notes Due 2006, 6.50% Senior Notes Due 2011 and 7.125% Senior Notes Due 2031 pursuant to (i) the Indenture, dated as of December 12, 2001 (the "Indenture"), between the Company and Bank One Trust Company, N.A., as Trustee (the


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Cingular Wireless LLC                                                       -2-


"Trustee"), and (ii) the Registration Rights Agreement, dated as of December 12, 2001 (the "Registration Rights Agreement"), between the Company and Lehman Brothers Inc., Goldman, Sachs & Co. and J.P. Morgan Securities Inc., as Representatives of the several Initial Purchasers referred to therein, we, as your counsel, have examined such company records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

                  Upon the basis of such examination, we advise you that, in our opinion, when the Company's Registration Statement on Form S-4 has become effective under the Act, and the Securities have been duly executed and authenticated in accordance with the Indenture and issued and delivered as contemplated in the Registration Statement and the Registration Rights Agreement, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.


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Cingular Wireless LLC                                                       -3-


                  The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the Limited Liability Company Act and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

                  We have relied as to certain matters on information obtained from public officials, officers of the Company, Cingular Wireless Corporation, the Company's manager, and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Securities will conform to the specimens thereof examined by us, that the Trustee's certificates of authentication of the Securities will be manually signed by one of the Trustee's authorized officers, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.


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Cingular Wireless LLC                                                       -4-


                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of the New Notes" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                             Very truly yours,

                                             /s/ Sullivan & Cromwell